UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G



                        GLOBAL ENTERTAINMENT CORPORATION
                        --------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   37939C 20 0
                                 --------------
                                 (CUSIP Number)


                                 March 19, 2004
             ------------------------------------------------------
             (Date of Event which requires Filing of this Statement

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)
     [X]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 37939C 20 0                                               SCHEDULE 13G
---------------------                                               ------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      WPHL Holdings, Inc.
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Columbia
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       2,750,000
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     0
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       2,750,000
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       0
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,750,000
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      51.6%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
      -----------------------------------------------------------------------

CUSIP NO. 37939C 20 0                                               SCHEDULE 13G
---------------------                                               ------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      James Treliving
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       32,500
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     341,598 (1)
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       32,500
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       341,598 (1)
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      374,098 (1)
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.0%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

----------
1. WPHL Holdings, Inc. is the beneficial owner of 2,750,000 shares of the Issuer's common stock. As a shareholder of WPHL Holdings, Inc., James Treliving may be deemed to be the beneficial owner of 341,598 of those shares.

CUSIP NO. 37939C 20 0                                               SCHEDULE 13G
---------------------                                               ------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Richard Kozuback
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       65,488
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     397,207 (2)
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       65,488
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       397,207 (2)
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      462,695 (2)
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [X](3)
      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.7%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

----------
2. WPHL Holdings, Inc. is the beneficial owner of 2,750,000 shares of the Issuer's common stock. As a shareholder of WPHL Holdings, Inc., Richard Kozuback may be deemed to be the beneficial owner of 397,207 of those shares.
3. Excludes exercisable options held by Mr. Kozuback's daughter, Tara Kozuback, for 1,250 shares and 21,184 shares that Ms. Kozuback may be deemed to beneficially own through her beneficial ownership interest in WPHL Holdings, Inc.

CUSIP NO. 37939C 20 0                                               SCHEDULE 13G
---------------------                                               ------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      George Melville
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       32,500
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     341,598 (4)
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       32,500
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       341,598 (4)
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      374,098 (4)
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.0%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

----------
4. WPHL Holdings, Inc. is the beneficial owner of 2,750,000 shares of the Issuer's common stock. As a shareholder of WPHL Holdings, Inc., George Melville may be deemed to be the beneficial owner of 341,598 of those shares.

CUSIP NO. 37939C 20 0                                               SCHEDULE 13G
---------------------                                               ------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Brad Treliving
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       94,750
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     238,324 (5)
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       94,750
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       238,324 (5)
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      333,074 (5)
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.3%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

----------
5. WPHL Holdings, Inc. is the beneficial owner of 2,750,000 shares of the Issuer's common stock. As a shareholder of WPHL Holdings, Inc., Brad Treliving may be deemed to be the beneficial owner of 238,324 of those shares.

CUSIP NO. 37939C 20 0                                               SCHEDULE 13G
---------------------                                               ------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Ron Thom
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       0
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     370,727 (6)
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       0
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       370,727 (6)
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      370,727 (6)
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.0%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

----------
6. WPHL Holdings, Inc. is the beneficial owner of 2,750,000 shares of the Issuer's common stock. As a shareholder of WPHL Holdings, Inc., Ron Thom may be deemed to be the beneficial owner of 370,727 of those shares.

ITEM 1.

           (a) Name of Issuer:

               GLOBAL ENTERTAINMENT CORPORATION

           (b) Address of Issuer's Principal Executive Offices:

               4909 East McDowell Road,  Suite 104,  Phoenix, Arizona 85008.

ITEM 2.

           (a) Name of Person Filing:

               This statement is filed by WPHL Holdings, Inc., a British Columbia company ("Holdings"), James Treliving, Richard Kozuback, George Melville, Brad Treliving and Ron Thom (each of whom, by their beneficial ownership interests in Holdings, may be deemed to be the beneficial owner of certain shares of the Issuer as set forth above). The foregoing persons are hereafter sometimes referred to as the "Reporting Persons."

           (b) Address of Principal Business Office:

               The address of the Reporting Persons is 4909 East McDowell Road, Suite 104, Phoenix, Arizona 85008.

           (c) Citizenship:

               Holdings is a British Columbia company. James Treliving, Richard Kozuback, George Melville, Brad Treliving and Ron Thom are Canadian citizens.

           (d) Title of Class of Securities:

               Common Stock

           (e) CUSIP Number:

               37939C 20 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

       (a) [ ] Broker or dealer registered under Section 15 of the Act;
       (b) [ ] Bank as defined in section 3(a)(6) of the Act;
       (c) [ ] Insurance company as defined in section 3(a)(19) of the Act;
       (d) [ ] Investment company registered under section 8 of the Investment Company Act;
       (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
       (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
       (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

         Not Applicable

ITEM 4. OWNERSHIP.

  A. WPHL HOLDINGS, INC.

     (a)  Amount Beneficially Owned: 2,750,000

     (b)  Percent of Class: 51.6%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote of to direct the vote: 2,750,000

          (ii)  shared  power to vote or to direct the vote: 0

          (iii) sole power to dispose or to direct the disposition of: 2,750,000

          (iv)  shared power to dispose or to direct the disposition of: 0

  B. JAMES TRELIVING

     (a)  Amount Beneficially Owned: 374,098

     (b)  Percent of Class: 7.0%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote of to direct the vote: 32,500

          (ii)  shared  power to vote or to direct the vote: 341,598

          (iii) sole power to dispose or to direct the disposition of: 32,500

          (iv)  shared power to dispose or to direct the disposition of: 341,598

  C. RICHARD KOZUBACK

     (a)  Amount Beneficially Owned: 462,695

     (b)  Percent of Class: 8.7%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote of to direct the vote: 65,488

          (ii)  shared  power to vote or to direct the vote: 397,207

          (iii) sole power to dispose or to direct the disposition of: 65,488

          (iv)  shared power to dispose or to direct the disposition of: 397,207

  D. GEORGE MELVILLE

     (a)  Amount Beneficially Owned: 374,098

     (b)  Percent of Class: 7.0%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote of to direct the vote: 32,500

          (ii)  shared  power to vote or to direct the vote: 341,598

          (iii) sole power to dispose or to direct the disposition of: 32,500

          (iv)  shared power to dispose or to direct the disposition of: 341,598

  E. BRAD TRELIVING

     (a)  Amount Beneficially Owned: 333,074

     (b)  Percent of Class: 6.3%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote of to direct the vote: 94,750

          (ii)  shared  power to vote or to direct the vote: 238,324

          (iii) sole power to dispose or to direct the disposition of: 94,750

          (iv)  shared power to dispose or to direct the disposition of: 238,324

  F. RON THOM

     (a)  Amount Beneficially Owned: 370,727

     (b)  Percent of Class: 7.0%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote of to direct the vote: 0

          (ii)  shared  power to vote or to direct the vote: 370,727

          (iii) sole power to dispose or to direct the disposition of: 0

          (iv)  shared power to dispose or to direct the disposition of: 370,727

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 29, 2004              WPHL HOLDINGS, INC.

                            By: /s/ Nigel King
                               -------------------------------------
                               Name: Nigel King
                               Title: Secretary

                               /s/ James Treliving
                               -------------------------------------
                               James Treliving

                               /s/ Richard Kozuback
                               -------------------------------------
                               Richard Kozuback

                               /s/ George Melville
                               -------------------------------------
                               George Melville

                               /s/ Brad Treliving
                               -------------------------------------
                               Brad Treliving

                               /s/ Ron Thom
                               -------------------------------------
                               Ron Thom